Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made on the 24th day of October, 2006 by and between Electric Aquagenics Unlimited, Inc., a Delaware corporation (the “Company”), and Wade R. Bradley, an individual resident of the State of Georgia (the “Employee”).

RECITALS

A.  The Employee and the Company are entering into this Agreement in connection with the hiring of the Employee.

B. The Employee will be actively involved in the development of the plans for the business operations and customer development initiatives of the Company, and the efforts of the Employee are expected to be of great importance to the successful implementation of such plans.

C. The Company owns or has access or rights to certain confidential and proprietary information, including, without limitation, its customer list and other information relating to its customers, which information is vital to the success of the Company, and the Company wishes to protect and maintain this information, which has been or may be developed by or which has or may become known to Employee during his employment by the Company and which, if disclosed to the Company’s competitors or if used in a competitive way, would be detrimental to the Company’s business.

D. The Company has developed and continues to develop important business relationships with its customers, and Employee recognizes and acknowledges that he has and will play a role in the development and maintenance of these relationships, all of which are vital to the Company’s business, and the Company wishes to protect and maintain these relationships.

E. The Company will employ individuals and engage consultants in which it will invest substantial time and money in training in ways to make the Company competitive and successful, and such Employees and consultants will possess important skills and knowledge which will be obtained by them during their employment or engagement, and the Company wishes to protect and maintain its relationships with its Employees and consultants in order to further its business.

AGREEMENTS

In consideration of the employment of Employee by the Company, and the mutual agreements set forth herein, the parties hereby agree as follows:

1.  Definitions.

Capitalized terms used in this Agreement, unless otherwise defined herein, shall have the meanings set forth in Schedule 1 attached hereto.

2.  Terms of Engagement; Duties; Board of Directors.

(a)  The Company hereby employs Employee and Employee hereby accepts employment by the Company, upon the terms and conditions contained herein. Employee shall be employed as the Chief Executive Officer and President of the Company with overall charge and responsibility for the business and affairs of the Company, and shall report to and perform all of the executive duties as may from, time to time, be determined and assigned to him by the Board of Directors of the Company provided that such duties shall be consistent with Employee’s title(s). The obligations of Employee to start work and the obligations of the Company hereunder shall commence not later than November 6, 2006 (“Effective Date”).

(b)  Throughout the term of this Agreement, Employee shall:

(i)
devote all of Employee’s business effort, time, energy and skill (permitted vacations and reasonable absences due to illness excepted) to the duties assigned by the Company and to the promotion of the Company’s interests;

(ii)	faithfully, loyally and industriously perform such duties, subject to the control and supervision of the Company’s Board of Directors;

(iii)	diligently follow and implement all lawful policies and decisions of the Company that are communicated to Employee;

(iv)
not engage in, or otherwise be interested in, directly or indirectly, any other business or activity that would adversely affect the Company Business or Employee’s ability to perform his duties under this Agreement; and

(v)	be expected to travel extensively on behalf of the Company (both domestically and internationally).

(c)  The Company shall nominate Employee for election to the Company’s Board of Directors at the Company’s first annual shareholders’ meeting after the Effective Date. Subject to approval by the Company’s shareholders, the Employee shall be elected to and shall serve as a member of the Company’s Board of Directors. The Employee shall not participate in any vote of the Board of Directors that relates to Employee’s employment by the Company, including without limitation, the scope of Employee’s duties and any increase in Employee’s Base Salary or other compensation and benefits. For the avoidance of doubt, whenever this Agreement calls for any decision or consent to be made by the Company, Employee may not make such decision or grant such consent on the Company’s behalf, such decision or consent shall only be made or granted at the direction of the Company’s Board of Directors.

3.  Compensation and Benefits.

(a)  In consideration of the services rendered by Employee pursuant to this Agreement, the Company shall provide Employee with the following remuneration and benefits, which shall be the only compensation payable and benefits provided to Employee with respect to his employment hereunder, and, Employee shall not be entitled to receive any compensation or benefits in addition to the following for any services rendered by him in any capacity to the Company, unless agreed to in writing by the Company:

(i)
Base Salary. The Company agrees to pay Employee an annual base salary (“Base Salary”) of Two Hundred Forty Thousand Dollars and No/100 ($240,000) per year. The Base Salary shall be payable in accordance with the Company’s standard payroll practices for its employees. The Company’s Board of Directors shall annually review the Employee’s Base Salary and, in its sole discretion, may (but shall not be obligated to) increase such Base Salary. The Employee shall have no authority to increase his Base Salary or any other compensation and benefits payable to Employee.

(ii)
Bonus. The Company’s Board of Directors, with input from the Employee, shall develop an annual bonus plan pursuant to which Employee as well as other Company employees may earn a bonus on an annual basis. The Employee and the Company’s Board of Directors shall jointly develop the performance benchmarks for determining whether or not Employee (or any other employees) have earned a bonus. If Employee meets the performance benchmarks that are developed, Employee shall be eligible to earn a bonus at the end of the fiscal year of the Company of up to thirty percent (30%) of his Base Salary. Any bonus earned by Employee shall be paid to Employee within ninety (90) days after the end of the applicable fiscal year. Employee shall not be eligible for a bonus for the Company’s fiscal year ending December 31, 2006.

(i)
Options. On the Effective Date, the Employee shall be granted options (“Option”) to purchase five hundred thousand (500,000) shares of the Company’s common stock (“Shares”), which the Company represents constitutes approximately 2.17% of the Company’s fully diluted capital stock. The Option shall vest in installments in accordance with the schedule below:

•	100,000 Shares shall vest on February 6, 2007

•	100,000 Shares shall vest on November 6, 2007

•	100,000 Shares shall vest on November 6, 2008

•	100,000 Shares shall vest on November 6, 2009

•	100,000 Shares shall vest on November 6, 2010

The exercise price per Share for the Option shall be equal to the closing sale price of the Company’s common stock on the date of this Agreement first written above. The number of Shares subject to the Option will be equitably adjusted in the event of any stock split, stock dividend, reverse stock split or other similar event. The definitive terms and conditions of the Option shall be set forth in a separate option grant agreement to be entered into by the Employee and the Company substantially in the form attached hereto as Exhibit A.

(iv)
Benefit Plans and Programs. Employee shall be eligible to participate in all profit-sharing, pension and other retirement plans, health insurance and other benefit programs, and management incentive, stock option and bonus plans as are from time to time established by the Company and which are made available to the Company’s senior management. In the event any plan or program of whatsoever nature is developed or maintained by the Company in the future, the Employee shall have no right therein by virtue of this Agreement; such right, if any, will only be granted by any such future plan or program. Nothing in this Agreement shall preclude the Company from terminating or amending any of such plans or programs at any time or from time to time.

(v)
COBRA. Until Employee is eligible for health coverage under the Company’s group health insurance plan, the Company will reimburse Employee for his (and not any dependents) health insurance costs under Employee’s prior group health insurance plan pursuant to COBRA; provided that the Company shall not be obligated for more than four (4) months of COBRA expenses commencing on the Effective Date.

(vi)
Vacation and Company Recognized Holidays. Employee shall be entitled to twenty (20) business days paid vacation per calendar year, which vacation shall be earned (accrued) ratably throughout the calendar year. Vacation days must be used by the Employee during the calendar year in which they are earned. The Employee is not entitled to carry over earned vacation days from one calendar year to the next and any earned vacation time that the Employee does not use during the calendar year in which they were earned will be forfeited. In addition, the Company recognizes twelve (12) national and state holidays. Upon termination of this Agreement, unused accrued vacation will be not be paid to Employee except in accordance with Section 13 of this Agreement.

(vii)
Company Car. The Company shall reimburse Employee for the amount required to lease an automobile of Employee’s choice up to a maximum of Five Hundred Dollars ($500) per month. In addition, the Company will reimburse Employee, up to a maximum of One Thousand Dollars ($1,000) per year, for the following properly documented expenses related to such automobile: (i) service, (ii) maintenance, (iii) repair and (iv) excess mileage fees required by the automobile lease, if such excess mileage is the result of required business travel by the Employee on behalf of the Company.

(viii)
Reimbursable Expenses The Company shall reimburse the Employee for any and all reasonable, ordinary, and necessary business expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of expenses.

(b)  Employee acknowledges that, as a condition of his employment and continued employment by the Company, he has been asked to assign certain rights, and has been asked not to engage in certain activities which would be detrimental to the Company Business, either during his employment or during certain periods following termination of his employment, and Employee understands and acknowledges that the compensation and benefits to be provided to him by the Company under Section 3(a) above is being provided in part for his agreement to these conditions, which are set out below.

4.  Agreement Not to Solicit Employees or Consultants.

During the term of Employee’s employment by the Company and for a period of one (1) year following the termination of such employment, regardless of the reason for or manner of termination, Employee shall not, either directly or indirectly, on Employee’s own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, any person employed by the Company, whether or not such Employee is a full-time or temporary Employee of the Company and whether or not such employment is pursuant to a written agreement for a determined period of time or at will, or any consultant engaged by the Company.

5.  Agreement Not to Solicit Customers.

During the term of Employee’s employment by the Company and for a period of one (1) year following the termination of such employment, regardless of the reason for or manner of termination, Employee shall not, either directly or indirectly, on Employee’s own behalf or on the behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company, to or on behalf of any Competing Business, with a view to selling or providing any product, equipment or service competitive with any product, equipment or service sold or provided by Company, provided that the restrictions set forth in this section shall apply only to customers or actively sought prospective customers of the Company with which Employee has had material contact. For purposes of this section, “material contact” means contact between Employee and each customer or actively sought prospective customer: (1) with whom Employee dealt; or (2) whose dealings with the Company have been directly supervised by Employee.

6.  Restrictions on Use and Disclosure of Company Information

(a)  Employee agrees that during the term of his employment hereunder:

(i)	he will receive and hold all the Company Information in trust and in strictest confidence;

(ii)
he will protect the Company Information from disclosure and will in no event take any action causing any of the Company Information to lose its character as Company Information, or fail to take the action necessary in order to prevent any Company Information from losing its status as Company Information; and

(iii)
except as required by Employee’s duties in the course of employment by the Company, he will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld in the Company’s absolute discretion.

(b)  The restrictions on Employee’s use or disclosure of Company Information, as set forth in Section 6(a) above, shall survive, with respect to Confidential Information, for a period of three (3) years following any termination of this Agreement.

(c)  The restrictions on Employee’s use or disclosure of Company Information, as set forth in Section 6(a) above, shall survive, with respect to Trade Secrets, for so long as such Company Information is a trade secret under applicable law.

(d) If Employee (or anyone to whom Employee transmits Company Information) becomes legally compelled to disclose any Company Information covered by this Agreement through subpoena, court order, or any other compulsory process, Employee shall first promptly notify the Company so that it may either seek a protective order (or other appropriate remedy) or waive compliance with the applicable provisions of this Agreement. If such protective order (or other remedy) is not obtained, or the Company waives compliance with the applicable provisions of this Agreement, Employee (or anyone to whom Employee transmits Company Information) shall furnish only that portion of the Company Information which Employee (or anyone to whom Employee transmits Company Information) is advised by its counsel is legally required to be disclosed, shall disclose them only to the parties in favor of whom the relevant order or waiver is obtained, and shall exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such disclosed information.

7.  Inventions.

(a)  Employee agrees that all Subject Inventions and all patent and other intellectual property and trade secret rights in and to Subject Inventions will become the property of the Company, and Employee hereby irrevocably assigns to the Company all of Employee’s rights to all Subject Inventions, including all derivative works thereof and in all media.

(b)  Employee agrees that if he develops or reduces to practice an Invention during his employment and there is a reasonable basis to believe that the Invention is a Subject Invention, Employee will promptly provide a written description of the Invention to the Company adequate to allow evaluation for a determination as to whether the Invention is a Subject Invention.

(c)  Employee further agrees that he will cooperate with attorneys or other persons designated by the Company by explaining the nature of any Subject Invention for which the Company elects to file an application for patent protection, reviewing applications and other papers and providing any other cooperation required for prosecution of the patent applications. The Company will be responsible for all expenses incurred for the preparation and prosecution of all patent applications on Subject Inventions assigned to the Company.

8.  Copyrights.

(a) The Company shall own all right, title and interest in and to any Works. In furtherance of the foregoing, Employee acknowledges that each Work is a “work-made-for-hire” as defined under the U.S. Copyright Act (as amended). The Company shall for copyright purposes be considered the sole and original author of each Work, and shall have the sole and exclusive right (and may grant to others the right) in perpetuity throughout the universe, to copyright, use, transmit, broadcast, modify, change, adapt, edit or exploit each Work by any means, for any purpose, in any media now or hereafter known. Employee warrants and represents that each Work to Employee’s knowledge is an original creation and that to Employee’s knowledge does not violate any law, or infringe any copyright or other right of any person or entity. Employee waives any and all rights (e.g., “moral rights”) Employee may have in each Work, including but not limited to the right to acknowledgment as author. Employee agrees not to use or include in any Work any copyrighted, restricted or protected code, specifications, concepts, trade secrets, or confidential information of any third party or any other information that Employee would be prohibited from using by any confidentiality, non-disclosure or other agreement with any third party. Employee agrees to fully and promptly disclose in writing to the Company any Works as such Works from time to time may arise.

(b) In the event a court of competent jurisdiction ever determines that any Work is not a “work made for hire” then, and regardless, Employee hereby irrevocably assigns all right, title and interest in and to that Work to the Company (and/or its successors or assigns). The foregoing assignment includes all worldwide rights of any kind in and to each Work (whether or not such rights are recognized in the United States or any other country in the world), including without limitation, all rights incident to patent, trademark or copyright ownership (including renewals or extensions), to claims for damages by reason of past, present or future infringement and to the right to sue and recover such damages for the use and benefit of the Company. If any such rights cannot be assigned to the Company, then Employee waives the enforcement of such rights, and if any such rights cannot be assigned or waived, then Employee hereby grants to the Company an exclusive, irrevocable, perpetual, worldwide, fully paid license, with right to sublicense through multiple tiers, to such rights.

(c) Employee shall execute and deliver such confirmatory assignments, instruments, or documents as Company deems necessary or desirable to protect, maintain, establish or confirm Company’s rights to each Work without requiring company to provide any further consideration therefor, failing which Employee hereby appoints Company (and its successors or assigns) as his attorney-in-fact to execute such documents. In this regard, Employee shall, without charge to the Company other than reimbursement of Employee’s reasonable out-of-pocket expenses, execute and deliver all such further documents, including applications for patents and copyrights, and perform such acts, at any time during or after the term of this Agreement as may be necessary, to obtain patents or copyrights in respect of each Work and to vest title to each Work in the Company, its successors, assigns or designees. Without limiting the generality of the foregoing, Employee further agrees, during the Employment Period and after the termination, cancellation, expiration or non-renewal thereof, without regard to the reason for the termination, cancellation, expiration or non-renewal, to give all lawful testimony which may be required in connection with any proceedings involving each Work so assigned by Employee.

(d) Employee shall promptly notify the Company of any unauthorized use, known to the Employee, of the Works. The Company shall have the right, in its sole and absolute discretion, to determine whether or not to institute any type of action against such unauthorized use.

9.  Ability to Earn Livelihood.

Employee expressly agrees and acknowledges that the covenants and restrictions contained in Sections 4, 5, 6, 7, and 8 hereof do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living. In addition, Employee agrees and acknowledges that the potential harm to the Company of their non-enforcement outweighs any harm to the Employee of their enforcement by injunction or otherwise.

10.  Contracts or Other Agreements.

Employee represents and warrants that he is not a party to any contract, employment agreement or other agreement with a former employer, business partner or any other business with which Employee has been associated which prohibits Employee during a period of time which includes the date of Employee’s commencement of employment with the Company from: (i) competing with, or in any way participating in a business which competes with such former employer or business; (ii) soliciting personnel of such former employer or business to leave such former employer’s employment or to leave such business; or (iii) soliciting customers of the former employer or business on behalf of another business. If Employee is the subject of any such agreement, and has any doubt as to its applicability to Employee, Employee will immediately provide a copy of such agreement to the Company so that the Company can make a determination as to its effect on Employee’s ability to undertake employment with the Company. Employee will not disclose to the Company, or use or induce the Company to use, any proprietary information or trade secrets of others.

11.  Return of Materials.

All Materials are the property of the Company. Employee will not remove from the Company’s premises or copy or reproduce any Materials (except as Employee’s employment by the Company shall require), and at the termination of Employee’s employment, regardless of the reason for or manner of such termination, Employee will leave at the principal office of the Company, or immediately return to the Company, all Materials or copies or reproductions thereof in Employee’s possession, power or control. This Section 11 shall survive any expiration or termination of this Agreement.

12.  Term and Termination of this Agreement.

(a)  Term. The term of the Employee’s employment shall commence on the Effective Date and expire on the third (3rd) anniversary of the Effective Date, unless sooner terminated as provided in this Agreement. On the third (3rd) anniversary of the Effective Date, and on each one year anniversary thereafter, this Agreement shall automatically extend for an additional one year term unless either party delivers written notice to the other not less than sixty (60) days prior to the end of the then current term of its desire for this Agreement to not be so extended.

(b)  Termination. This Agreement and Employee’s employment by the Company hereunder may be terminated: (i) immediately by the Company For Cause; (ii) upon ten (10) days written notice by the Company to Employee for any reason other than For Cause; (iii) immediately by Employee for Good Reason; or (iv) upon ten (10) days written notice by Employee to the Company for any reason other than for Good Reason. This Agreement and Employee’s employment by the Company shall automatically terminate without action by the Company upon Employee’s death or Permanent Disability.

13.  Effect of Expiration and Termination.

(a)  Rights Following Expiration. At expiration of the term of this Agreement, this Agreement shall be terminated and the last day of such term shall be deemed to be the effective date of termination for purposes of this Agreement, and neither party shall have any further obligation to the other except for those rights and obligations of the parties hereto which survive the termination as expressly set forth in this Agreement.

(b)  Termination For Cause. In the event of termination of the Employee by the Company For Cause, the Company shall have no further obligation to Employee except for the payment of unpaid Base Salary under Section 3(a)(i) hereof through the date of termination, such amount being due and payable to Employee within thirty (30) days following the effective date of termination. Employee shall not be entitled to the payment of any unpaid bonus, whether or not earned, or any unused accrued vacation days, if Employee is terminated For Cause. In addition, all unvested Options shall immediately terminate and the previously vested Options, must be exercised by Employee during the sixty (60) days immediately following the date of termination (and if not so exercised, all such Options shall automatically and irrevocably terminate). The payment of the Base Salary pursuant to this section is expressly conditioned upon Employee observing all covenants contained in this Agreement that survive termination and Employee shall forfeit any payment due hereunder in the event of such breach.

(c)  Termination without Cause; Resignation for Good Reason; Non-renewal of Agreement by the Company. In the event of termination of the Employee by the Company other than For Cause, resignation by Employee for Good Reason, or non-renewal of this Agreement pursuant to Section 12(a) above because of a written notice delivered by the Company to Employee pursuant to such section (other than a non-renewal For Cause), the Company shall have no further obligation to Employee except that (1) all unvested Options shall immediately vest and, together with the previously vested Options, must be exercised during the sixty (60) days immediately following the date of termination (and if not so exercised, all such Options shall automatically and irrevocably terminate) and (2) the Company shall be obligated to Employee for the payment of the following:

(i)  Base Salary. Unpaid Base Salary under Section 3(a)(i) hereof through the date of termination, such amount being due and payable within thirty (30) days following the date of termination; and

(ii) Vacation. Any earned but unused vacation days for the year in which Employee is terminated, such amount being due and payable within thirty (30) days following the date of termination; and

(iii) Severance. The Severance Payment, which shall be paid ratably over the twelve month period immediately following the date of termination, in accordance with the Company’s then standard payroll practices and procedures and subject to applicable Federal and state tax withholdings.

To secure the Company’s obligation to make the Severance Payment, within seven (7) days after the Effective Date, the Company shall deposit, at its election, either (1) cash in the amount of Two Hundred Forty Thousand Dollars ($240,000) or (2) an irrevocable letter of credit with a face amount of Two Hundred Forty Thousand Dollars ($240,000), with an agreed upon escrow agent (“Escrow Agent”) who shall hold such funds (or letter of credit) in escrow pursuant to the terms and conditions contained in that certain Escrow Agreement substantially in the form of Exhibit B attached hereto. The Company shall be entitled to all interest earned on such escrowed funds.

The payment of the Base Salary pursuant to this section is expressly conditioned upon Employee observing all covenants contained in this Agreement that survive termination and Employee shall forfeit any payment due hereunder in the event of such breach.

(d)  Termination Due to Death or Permanent Disability. In the event of termination of this Agreement and Employee’s employment by the Company due to Employee’s death or Permanent Disability: (1) the Company shall have no further obligation to Employee except the Company shall be obligated to Employee for the payment of the following:

(i)  Base Salary. Unpaid Base Salary under Section 3(a)(i) hereof through the date of termination, such amount being due and payable within thirty (30) days following the date of termination; and

(ii)  Vacation. Any earned but unused vacation days for the year in which Employee is terminated, such amount being due and payable within thirty (30) days following the date of termination; and

(2) all unvested Options shall immediately terminate and all vested Options must be exercised, if at all, within sixty (60) days immediately following the date of death or Permanent Disability, and thereafter such Options shall automatically and irrevocably terminate.

(e)  Resignation by Employee. In the event of termination by reason of Employee’s resignation (other than for Good Reason), the Company shall have no further obligation to Employee except for the payment of unpaid Base Salary under Section 3(a)(i) hereof through the date of termination, such amount being due and payable to Employee within thirty (30) days following the effective date of termination, and upon such resignation, all options (vested and unvested) shall immediately and automatically terminate. The payment pursuant to this section is expressly conditioned upon Employee not breaching the covenants and restrictions contained in Sections 4, 5, 6, 7, 8 or 9 hereof, and Employee automatically forfeits any and all remaining payments due hereunder in the event of such breach.

(f)  Effect of Termination. Upon termination of this Agreement and Employee’s employment by the Company hereunder, regardless of the reason for or manner of termination, Employee’s covenants in Section 4 (Agreement Not to Solicit Employees or Consultants), Section 5 (Agreement Not to Solicit Customers), Section 6 (Restrictions on Use and Disclosure of Company Information) hereof shall survive the termination of Employee’s employment hereunder for so long as and to the extent provided therein, and Employee’s representations, warranties and covenants under Section 7 (Inventions), Section 8 (Copyrights), Section 10 (Contracts or Other Agreements) and Section 11 (Return of Materials) of this Agreement shall survive without limitation the termination of Employee’s employment hereunder.

14.  Remedies.

Employee agrees that the covenants contained in Sections 4, 5, 6, 7, 8, 10 and 11 of this Agreement are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the business, interests and properties of the Company, and that irreparable loss and damage will be suffered by the Company should Employee breach any of such covenants. Therefore, Employee agrees and consents that, in addition to all the remedies provided at law or in equity, the Company shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of such covenants. The existence of any claim, demand, action or cause of action of Employee against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements herein.

15.  Severability.

The parties agree that each provision in this Agreement is separate, distinct and severable from the other and remaining provisions of this Agreement, and that the invalidity or unenforceability of any Agreement provision shall not affect the validity and enforceability of any other provision or provisions of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between such provision and any applicable law or public policy, such provision shall be valid and enforceable to the extent such provision is consistent with such law or public policy.

16.  Further Action.

The parties agree to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

17.  Assistance in Litigation.

Employee agrees that following the termination of his employment hereunder, regardless of the reason for or manner of such termination, other than death or a Permanent Disability that prevents his cooperation, he shall, upon reasonable notice, to the extent that it does not unreasonably interfere with Employee’s business or personal affairs, furnish such information and give such assistance (not requiring travel) to the Company in any controversy or matter involving litigation as may reasonably be requested by the Company. The Company shall compensate Employee for all reasonable expenses and Employee’s time incurred while so assisting the Company. Employee is not obligated to assist in any controversy or litigation between the Company and Employee.

18.  Notices.

Any notice, request, demand, or other communication required to be given hereunder shall be made in writing and shall be deemed to have been fully given if personally delivered or if mailed by overnight delivery to the parties at the following addresses, or at such other addresses as shall be given in writing by either party to the other party hereto:

If to the Company:

Electric Aquagenics Unlimited, Inc.
1890 Cobb International Blvd., Suite A
Kennesaw, GA 30152
Attention: Mr. Jay Potter

With copies to:

Arnall Golden Gregory LLP
171 17th St., NW
Suite 2100
Atlanta, Georgia 30363
Attn: Michael D. Golden

If to Employee:

Wade R. Bradley
914 Curie Drive
Alpharetta, GA 30005-8369

With copies to:

Bell, Boyd and Lloyd LLC
70 W. Madison Street
Suite 3100
Chicago, Illinois 60602
Attn: Craig C. Bradley, Esq.

Notices sent hereunder shall be deemed delivered (i) if by hand or local courier, when delivered to the address for the party to whom such notice is sent and such delivery is accepted or refused by such party, or (ii) if sent by overnight courier, on the next business day (i.e., a day which is not a Saturday, Sunday or other day on which national banks are not open for business in Atlanta, Georgia) after being delivered to such courier.

19.  Assignment.

All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of any of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns, whether so expressed or not; provided that the Employee may not assign his rights or delegate his obligations under this Agreement without the prior written consent of the Company (to be granted or withheld in the Company’s sole discretion). The Company may assign its rights under this Agreement.

20.  Waiver.

No consent or waiver by a party with respect to any breach or default by the other party hereunder shall be effective unless in writing, and no such waiver or consent shall be deemed or construed to be a consent or waiver with respect to any other breach or default by such party of the same provision or any other provision of this Agreement. Failure on the part of a party to complain of any act or failure to act of the other party or to declare such other party in default shall not be deemed or constitute a waiver of any rights hereunder.

21.  Governing Law.

This Agreement shall be governed and construed as to both substantive and procedural matters in accordance with the laws of the State of Georgia, without regard to the conflict of laws principles thereof; provided however, if enforcement of any part of this Agreement is sought in a jurisdiction other than Georgia, this Agreement shall be governed and construed as to both substantive and procedural matters in accordance with the laws of such jurisdiction, without regard to the conflict of laws principles thereof.

22.  Interpretation.

Should any provision of this Agreement require a judicial interpretation, it is agreed that the judicial body interpreting or construing this Agreement shall not apply the assumption that the terms of this agreement shall be more strictly construed against one party by reason of the rule of legal construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement. The parties acknowledge and agree that they and their agents have each had the opportunity to participate equally in the negotiations and preparation of this Agreement, and Employee acknowledges that he has had the opportunity to consult legal counsel regarding the terms hereof.

23.  Reasonableness.

Employee acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Employee by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Company Information. The Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area, as applicable.

24.  Modification.

No amendment or modification of this Agreement shall be valid or binding upon the Company or Employee unless made in writing and signed by the parties hereto. Notwithstanding the foregoing, the parties further agree that if a judicial or quasi-judicial entity declares the agreement invalid in whole or in part, it may modify the terms of the Agreement and give effect to the Agreement as modified.

25.  Attorney’s Fees.

In the event of any dispute between the parties arising out of or in any way connected with this Agreement resulting in any litigation or arbitration, then the prevailing party in such litigation or arbitration shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section shall survive the termination of this Agreement.

26.  Withholdings; Setoff.

All compensation and benefits to Employee hereunder shall be reduced by all Federal, state, local and other withholdings and similar taxes and payments required by applicable law. Upon ten (10) business days written notice to Employee, the Company may withhold and use any amounts due under this Agreement to Employee, at its option, to offset any damages, losses, costs in expenses suffered by the Company as a result of any act or omission whatsoever of Employee; provided, however, that if Employee within five (5) business days after receiving any such notice by the Company gives the Company written notice that Employee disputes that the Company has been so damaged by his acts or omissions, then such compensation and benefits shall be paid the Escrow Agent (defined by Section 13(c)(iii), and held there until either the earlier of (a) the written approval of both Employee and the Company, or (b) a court order directing that such compensation and benefits be paid to Employee or retained by the Company. Initially the fees of the escrow agent shall be shared equally by the parties, and upon resolution of the dispute the non-prevailing party shall reimburse the prevailing party for its share of such fees. The provisions of this Section 26 shall constitute a complete and absolute right of setoff against any such payments which may become due to Employee from the Company.

27.  Headings.

Titles and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or extend or describe the scope of this Agreement or the intent of any provision contained in this Agreement.

28.  Entire Agreement.

This Agreement embodies the entire agreement of the parties on the subject matter herein. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated. Employee acknowledges that during the term of his employment by the Company the protections afforded the Company under this Agreement dealing with the solicitation of customers and Employees of the Company may, as a condition of his continued employment, require changes to the provisions in such sections relating to job description, business, and titles. Accordingly, Employee agrees to promptly enter into modifications to such sections as are reasonably requested by the Company and as are mutually agreed upon from time to time during the term of this Agreement.

29.  Arbitration.

With the sole exception of injunctive relief contemplated by Section 14 of this Agreement, and any injunctive relief sought by Company against Employee for breaches of Sections 4, 5, 6, 7, and 8 of this Agreement, any controversy or claim arising out of any aspect of the relationship of the parties hereto will be settled by binding arbitration in the State of Georgia by a panel of three arbitrators, of which Company will choose one arbitrator, Employee will choose one arbitrator, and those arbitrators will choose the third arbitrator, who will act as Chair of the panel. The arbitrators will select the rules and procedures under which the arbitration will be conducted. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of the State of Georgia for this purpose.

Initials:_____  Initials:_____

THIS AGREEMENT, AS A CONDITION OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, CONTAINS AN ASSIGNMENT OF CERTAIN PATENT, COPYRIGHT AND RELATED RIGHTS AND MAY AFFECT EMPLOYEE’S RIGHTS TO INVENTIONS OWNED BY EMPLOYEE AT THE TIME EMPLOYMENT BY THE COMPANY BEGAN AND CONTAINS RESTRICTIONS ON EMPLOYEE’S ACTIVITIES AND EMPLOYEE’S USE OR DISCLOSURE OF CERTAIN INFORMATION OF THE COMPANY BOTH DURING AND FOLLOWING EMPLOYMENT BY THE COMPANY. EMPLOYEE EXPRESSLY REPRESENTS AND WARRANTS THAT HIS EXPERIENCE AND CAPABILITIES ARE SUCH THAT NONE OF THE PROVISIONS OF THIS AGREEMENT WOULD PREVENT HIM FROM EARNING A LIVELIHOOD FOLLOWING TERMINATION OF HIS EMPLOYMENT BY THE COMPANY.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and Employee have each executed and delivered this Agreement as of the date first shown above.

EMPLOYEE:

                                               /s/ Wade R. Bradley
                               Wade R. Bradley

THE COMPANY:

ELECTRIC AQUAGENICS UNLIMITED, INC.

By:  /s/ Jay S. Potter
Name:  Jay S. Potter
Title: CEO - Interim

[Please Initial Paragraph 29]

SCHEDULE 1

(a)  “Company Information” means Confidential Information and Trade Secrets.

(b)  “Company’s Business” means the business of developing, manufacturing and marketing specialized equipment which uses water electrolysis to create fluids which are used in commercial, residential and industrial cleaning, disinfecting, remediating, hydrating and moisturizing property, equipment and food supplies.

(c)  “Competing Business” means any business organization of whatever form engaged in any business or enterprise which is the same as, or substantially the same as, the Company’s Business.

(d)  “Confidential Information” means any information learned by Employee as a result of employment with the Company relating to the Company’s services and equipment; customer names, addresses and locations; customer contacts at each location; current and previous sales; customer service dates, and any and all information gathered by the Company or the Employee relating to potential customers; Company route sheets, invoices, daily activity reports, price lists and supplements; Company routes or territories; Company sales volume, strategy and marketing information; information relating to research, production, development, compositions, methods or other secret or confidential matters of the Company or of its customers; all computer software, computer programs, listings, codes, flowcharts, and printouts; all inventions, ideas, designs, processes, drawings or models; all formulas, reports, and business documents; any of the Company’s copyrighted and copyrightable, technical or scientific know-how; and/or any other confidential information relating to the Company’s business. Confidential information does not include information which has been voluntarily disclosed to the public by the Company, been independently developed and disclosed to the general public by others, or otherwise entered the public domain through lawful means.

(e)  “For Cause” means one or more of the following:

(i)	Employee commits fraud, theft or embezzlement against the Company;

(ii)	Employee’s conviction of, confession to, or pleading guilty or “no contest” to, a felony under any state or Federal statute;

(iii)
Employee’s failure to observe or perform any covenant, condition or provision of this Agreement, and such failure is not remedied within ten (10) business days after notice from the Company which describes in reasonable detail the nature of such failure and the actions which can Employee can take to cure such failure; provided that Employee shall not be entitled to notice, and shall have no right to cure any breach of Section 4, 5, or 6 of this Agreement;

(iv)	Employee, in the performance of his duties under this Agreement, engages in conduct or activities that has a material adverse effect on the reputation of the Company or its business;

(v)	Employee appropriates (or attempts to appropriate) a material business opportunity of the Company; or

(vi)	Employee abuses alcohol or drugs while on Company business.

(f)  “Good Reason” means one or more of the following has occurred without the Employee’s consent:

(i)	Employee’s title (Chief Executive Officer and President) is reduced;

(ii)
Employee is (A) not elected as a director of the Company at the Company’s next annual stockholder’s meeting immediately following the Effective Date, (B) not re-elected during the term of this Agreement as a director of the Company at any subsequent stockholder’s meeting, or (C) removed as a director of the Company without cause;

(iii)
The Employee is required to relocate to a principal place of employment more than fifty (50) miles from his principal place of employment with the Company in Kennesaw, Georgia, as of the Effective Date;

(iv)	Employee’s Base Salary or eligibility to earn the bonus is reduced; or

(v)
a failure by the Company to comply with any material provision of this Agreement which has not been cured within 10 business days after written notice of such noncompliance has been given by Employee to the Company.

(g)  “Invention” means any invention, discovery, or idea, whether or not patentable, including, but not limited to, any useful process, method, formula, technique, machine, manufacture, composition of matter, algorithm or computer program, design, know-how, technical information or data, as well as improvements thereto, which is new or which the Employee has a reasonable basis to believe may be new.

(h)  “Materials” means all documents or tangible or intangible materials, including computer data, prepared by or at the direction of Employee or provided to or obtained by Employee during the course of employment by the Company which contain Company Information.

(i)  “Permanent Disability” shall mean that, due to physical, mental or emotional problems of the Employee, Employee is unable, after reasonable accommodation by the Company, to perform his normal duties for the Company for ninety days in any period of one hundred eighty consecutive days.

(j)  “Person” means any person or entity, or subsidiary, division or department thereof.

(k)  “Severance Payment” shall mean an amount equal to twelve (12) months of the then current Base Salary of Employee.

(l)  “Subject Invention” means any Invention which is conceived or first practiced by the Employee, alone or in a joint effort with others, during the Employee’s employment by the Company, whether prior to or following execution of this Agreement, which (i) may be reasonably expected to be used in a product or service of the Company, or a product or service similar to a Company product or service; (ii) results from work that the Employee has been assigned as part of his or her duties as Employee for the Company; (iii) is an area of technology which is the same as or substantially related to the areas of technology with which the Employee is involved; or (iv) is useful, or which the Employee reasonably expects may be useful, in any manufacturing or product or service design process of the Company.

(m)  “Trade Secrets” means information of the Company, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(n)  “Work” means a work of authorship, whether or not copyrightable, and in whatever form or medium and all derivative works thereof, which are, have been or will be created, made, or developed by Employee for the Company.